CENTRAL COAST BANCORP

PRESS RELEASE	Contact: Rob Stanberry
Chief Financial Officer
For Release 9:00 am EDT	(831) 422-6642

CENTRAL COAST BANCORP ANNOUNCES RECORD QUARTERLY EARNINGS

Salinas, California – July 20, 2004. Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced record quarterly net income of $3,260,000 for the second quarter of 2004. Net income increased 13.0% over the $2,884,000 reported for the second quarter of 2003. Diluted earnings per share for the second quarter of 2004 increased 16.0% to $0.29 from $0.25 in the prior year period. The annualized return on average equity (ROAE) and the return on average assets (ROAA) for the second quarter of 2004 were 14.3% and 1.27% as compared to 14.0% and 1.26% for the same period in 2003.

Net income for the six months ended June 30, 2004 increased 10.2% to $6,452,000 from $5,853,000 for six months ended June 30, 2003. Diluted earnings per share increased to $0.57 from $0.51, for the comparative periods. For the first six months of 2004 the annualized ROAE was 14.2% and the ROAA was 1.27% as compared to 14.5% and 1.30% for the same period in 2003. The earnings per share for the 2003 periods have been adjusted for the 10% stock dividend distributed in February 2004.

Growth in the Company’s balance sheet has been modest in the first six months of 2004. At June 30, 2004, the Company’s assets totaled $1,049,485,000, an increase of $28,263,000 (2.8%) from March 31, 2004 and an increase of $11,645,000 (1.1%) from year-end 2003. At June 30, 2004, loans had grown to $799,852,000, an increase of $25,327,000 (3.3%) from March 31, 2004 and an increase of $17,111,000 (2.2%) from year-end 2003. At June 30, 2004, deposits had grown to $947,718,000, an increase of $30,132,000 (3.3%) from March 31, 2004 and an increase of $9,608,000 (1.0%) from year-end 2003. On a year-over-year basis, the Company’s focus on internal growth has generated an increase in assets of $98,664,000 (10.4%); an increase in loans of $67,927,000 (9.3%); and an increase in deposits of $93,432,000 (10.9%).

“The last several years of declining and then historically low interest rates coupled with a slow down in economic activity presented many challenges for community bankers. We are pleased that throughout that time we have been able to continue to grow our banking franchise and carry on our record of increasing earnings,” stated Nick Ventimiglia, Chairman, and CEO. “With the Federal Reserve Board’s action to raise the Fed Funds rate on June 30 and the concurrent change in the prime rate, we anticipate a near term improvement in the Company’s net interest margin.The interest rates on a significant amount of our loans adjust within a very short time frame after a prime rate change as compared to a longer time frame for rates on the deposit liabilities to adjust. We continue to expand our banking footprint and are enthusiastically looking forward to opening our new branch in the City of Santa Cruz on the 26th of this month. We also anticipate opening a new branch in Soledad around the first of October.”

Financial Summary:

Interest income, net interest income, net interest margin and the efficiency ratio are discussed below on a fully taxable equivalent basis. These items have been adjusted to give effect to $281,000 and $274,000 in taxable equivalent interest income on tax-free investments for the three-month periods ending June 30, 2004 and 2003. Net interest income for the second quarter of 2004 was $10,833,000, which was an increase of $1,443,000 (15.4%) over the second quarter of 2003. Interest income for the second quarter of 2004 was $13,531,000, an increase of $1,229,000 (10.0%) from the second quarter of 2003. Average earning assets in the second quarter of 2004 increased $117,497,000 (13.9%) over the prior year period. This increase in the volume of earning assets added $1,572,000 to interest income. The interest due to the higher volume was offset in part by the effect of lower yields received on earning assets. The average yield on earning assets in the second quarter of 2004 was 5.64% as compared to 5.82% in the year earlier period. The 18 basis point reduction in the average yield received resulted in a decrease in interest income of $343,000.

Interest expense continued to decline as the effect of lower rates offset increased interest expense due to higher deposit volume. Interest expense decreased $214,000 (7.3%) in the second quarter of 2004, as the average rate paid on interest-bearing liabilities declined 33 basis points to 1.59% compared to 1.92% in the year earlier period. This decrease in rates reduced interest expense by $534,000. Average balances of interest-bearing liabilities in the second quarter of 2004 increased by $72,583,000 (11.9%) over the prior year period. The higher volume added $320,000 to interest expense.

The net interest margin for the second quarter of 2004 was 4.52% up from 4.42% for the first quarter of 2004 and 4.45% in the second quarter of 2003. The favorable increase in the margin from the first quarter of 2004 resulted from a 6 basis point increase in average yield on earning assets coupled with a 5 basis point decrease on the rates paid on the interest bearing liabilities. The 25 basis point increase in the prime rate in late June is expected to favorably impact the net interest margin in the third quarter. However, the increase in the general market interest rates is causing upward pressure on time deposit rates, which may offset some of the favorable impact of the higher prime rate.

The Company provided $590,000 for loan losses in the second quarter of 2004 as compared to $65,000 in the first quarter of 2004 and $300,000 in the second quarter of 2003. Nonperforming and restructured loans were $10,570,000 at June 30, 2004 as compared to $10,441,000 at December 31, 2003 and $10,982,000 at June 30, 2003. Approximately $9.0 million of the nonperforming loans at June 30, 2004 pertains to loans for a commercial/retail redevelopment project in the City of King. Details of these loans have been disclosed on Forms 8-K and Forms 10-Q filed with the Securities and Exchange Commission (SEC) during 2003 as reflected in Form 10-K for the period ended December 31, 2003, filed with the SEC on March 1, 2004. Additional disclosures on Form 8-K were filed with the SEC on March 22, 2004 and June 14, 2004. The ratios of the allowance for loan losses to nonperforming loans were 163% at June 30, 2004, 159% at December 31, 2003 and 141% at June 30, 2003. The ratio of the allowance for loan losses to total loans was 2.15% at June 30, 2004 as compared to 2.12% at December 31, 2003 and 2.11% at June 30, 2002. The Company did not have any OREO properties at June 30, 2004 or December 31, 2003. The Company had OREO of $2,761,000 at June 30, 2003, which consisted of one property acquired through foreclosure in the second quarter of 2003 that was subsequently sold.

Noninterest income decreased $459,000 (29.1%) to $1,120,000 in the second quarter of 2004 as compared to $1,579,000 in the second quarter of 2003. The following three factors explain most of the decrease in the noninterest income. First, mortgage origination fees declined due to significantly lower volumes. Second, the Company realized gains of $254,000 on the sale of investment securities in the second quarter of 2003 versus none in 2004. Third, in the second quarter of 2003, the Company recorded OREO operating revenue of $123,000 from property that was sold in the fourth quarter of 2003.

Noninterest expenses increased $137,000 (2.3%) to $6,097,000 in the second quarter of 2004 as compared to $5,960,000 in the second quarter 2003. Noninterest expenses were generally higher due to increased staffing, higher business volumes and normal cost increases. Favorable expense variances were related to lower legal fees pertaining to the King City matter and the elimination of OREO expenses of $257,000, which were incurred in the second quarter of 2003. The efficiency ratio for the quarter ended June 30, 2004 was 51.0% as compared to 54.3%, in the year earlier period.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in: the Monterey County communities of Salinas (2), Monterey (2), Seaside, Marina, Castroville, Gonzales and King City; the Santa Clara County community of Gilroy; the Santa Cruz County community of Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area.

Information on the Company and its subsidiary Bank may be obtained from the Company’s website www.community-bnk.com. Copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto are available free of charge on the website as soon as they are filed with the SEC. To access these reports through a link to the Edgar reporting system simply select the “Investor Relations – Corporate Profile” menu item, then click on the “Central Coast Bancorp SEC Filings” link. Section 16, insider filings can also be accessed through the website. Follow the same instructions and select “Central Coast Bancorp SEC Section 16 Reports.”

Forward-Looking Statements:

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company’s market areas; (4) the effects of terrorism, the threat of terrorism or the impact of potential military conflicts; (5) changes in the regulatory environment; (6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) variances in the actual versus projected growth in assets; (10) return on assets; (11) loan losses; (12) expenses; (13) rates charged on loans and earned on securities investments; (14) rates paid on deposits; and (15) fee and other noninterest income earned, as well as other factors. This entire press release and the Company’s periodic reports on Forms 10-K, 10-Q and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business.

301 Main Street, Salinas, California 93901

CENTRAL COAST BANCORP
CONSOLIDATED CONDENSED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Statement of Income Data	2004	2003	2004	2003
Interest income
Loans (including fees)	$ 11,547	$ 10,908	$ 22,684	$ 21,890
Investment securities	1,688	1,030	3,279	2,183
Other	15	90	80	162

Total interest income	13,250	12,028	26,043	24,235

Interest expense
Interest on deposits	2,605	2,810	5,252	5,767
Other	93	102	162	213

Total interest expense	2,698	2,912	5,414	5,980

Net interest income	10,552	9,116	20,629	18,255
Provision for loan losses	590	300	655	300

Net interest income after
provision for loan losses	9,962	8,816	19,974	17,955

Noninterest income
Service charges on deposits	807	837	1,547	1,524
Other	313	742	478	1,069

Total noninterest income	1,120	1,579	2,025	2,593

Noninterest expenses
Salaries and benefits	3,618	3,283	7,182	6,630
Occupancy	685	611	1,323	1,208
Furniture and equipment	402	509	885	973
Other	1,392	1,557	2,743	2,734

Total noninterest expenses	6,097	5,960	12,133	11,545

Income before provision for income taxes	4,985	4,435	9,866	9,003
Provision for income taxes	1,725	1,551	3,414	3,150

Net income	$ 3,260	$ 2,884	$ 6,452	$ 5,853

Common Share Data (adjusted for 10% stock dividend distributed on February 12, 2004)
Earnings per share
Basic	$ 0.30	$ 0.26	$ 0.59	$ 0.54
Diluted	$ 0.29	$ 0.25	$ 0.57	$ 0.51
Weighted average shares outstanding	10,840,000	10,911,000	10,872,000	10,910,000
Weighted average shares outstanding -
diluted	11,380,000	11,386,000	11,413,000	11,392,000
Book value per share			$ 8.46	$ 8.51
Tangible book value			$ 8.46	$ 8.50
Shares outstanding			10,810,000	9,919,000

CENTRAL COAST BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands)

Balance Sheet Data	June 30, 2004	Dec. 31, 2003	June 30, 2003
Assets
Cash and due from banks	$ 68,579	$ 54,446	$ 72,597
Federal funds sold	2,810	47,017	37,370
Available-for-sale securities - at fair value	177,532	153,727	107,008
Loans:
Commercial	229,691	236,836	213,015
Real estate-construction	39,206	46,266	48,643
Real estate-other	519,853	489,213	457,126
Consumer	12,262	11,540	14,108
Deferred loan fees, net	(1,160)	(1,114)	(967)

Total loans	799,852	782,741	731,925
Allowance for loan losses	(17,232)	(16,590)	(15,466)

Net loans	782,620	766,151	716,459
Premises and equipment, net	2,826	2,787	2,908
Accrued interest receivable and other assets	15,118	13,712	14,479

Total assets	$ 1,049,485	$ 1,037,840	$ 950,821

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$ 262,330	$ 321,980	$ 230,584
Demand, interest bearing	146,986	113,215	121,569
Savings	259,038	232,610	228,654
Time	279,364	270,305	273,479

Total Deposits	947,718	938,110	854,286
Accrued interest payable and other liabilities	10,364	10,135	12,081
Shareholders' equity	91,403	89,595	84,454

Total liabilities and shareholders' equity	$ 1,049,485	$ 1,037,840	$ 950,821

Asset Quality
Loans past due 90 days or more and accruing interest	$ 207	$ --	$ 5,092
Nonaccrual loans	9,583	9,606	5,002
Restructured loans	780	835	888
Other real estate owned	--	--	$ 2,761

Total nonperforming assets	$ 10,570	$ 10,441	$ 13,743

Allowance for loan losses to total loans	2.15%	2.12%	2.11%
Allowance for loan losses to NPL's	163%	159%	141%
Allowance for loan losses to NPA's	163%	159%	113%
Regulatory Capital and Ratios
Tier 1 capital	92,493	88,321	82,375
Total capital	103,416	99,038	92,276
Tier 1 capital ratio	10.7%	10.4%	10.5%
Total risk based capital ratio	11.9%	11.6%	11.7%
Tier 1 leverage ratio	8.9%	9.0%	9.0%

CENTRAL COAST BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Selected Financial Ratios	2004	2003	2004	2003
Return on average total assets	1.27%	1.26%	1.27%	1.30%
Return on average shareholders' equity	14.27%	13.95%	14.16%	14.51%
Net interest margin (tax equivalent basis)	4.52%	4.45%	4.47%	4.49%
Efficiency ratio (tax equivalent basis)	51.01%	54.33%	52.28%	53.94%
Selected Average Balances
Loans	$ 775,284	$710,511	$ 762,999	$710,817
Taxable investments	131,363	59,128	122,948	57,871
Tax-exempt investments	51,931	48,476	50,675	48,981
Federal funds sold	6,121	29,087	16,269	26,880

Total earning assets	$ 964,699	$847,202	$ 952,891	$844,549

Total assets	$1,034,576	$914,632	$1,021,357	$909,721

Demand deposits - interest bearing	$ 144,725	$119,832	$ 138,061	$117,759
Savings	250,653	213,785	251,590	210,422
Time deposits	273,533	269,677	274,636	274,465
Other borrowings	13,499	6,533	8,982	6,577

Total interest bearing liabilities	$ 682,410	$609,827	$ 673,269	$609,223

Demand deposits - noninterest bearing	$ 254,122	$215,866	$ 246,302	$212,228

Shareholders' equity	$ 91,879	$ 82,933	$ 91,641	$ 81,323